Exhibit 99.1

7733 Forsyth Boulevard	Phone: 314.854.8000
Suite 800	Fax: 314.854.8003
St. Louis, Missouri 63105
www.Belden.com

                    News Release

Belden Completes Sale of Thermax and Raydex Businesses

St. Louis, Missouri – December 17, 2012 – Belden Inc. (NYSE: BDC), a global leader in signal transmission solutions for mission critical applications, announced today that it has completed the previously announced sale of its Thermax and Raydex businesses, serving the aerospace and defense industry, to Carlisle Companies Incorporated for approximately $265 million.

“I’m pleased to announce the closure of this sale and look forward to the continuing transformation taking place here at Belden. We have already identified attractive opportunities for these proceeds in both the acquisition of PPC and the ongoing repurchase of Belden stock,” said John Stroup, Belden’s President and CEO.

The results of these divested businesses will be classified as discontinued operations in accordance with generally accepted accounting principles and therefore excluded from Belden’s fourth quarter and full year 2012 results from continuing operations. The company’s earlier guidance for the fourth quarter 2012 included approximately $30 million of revenue and diluted earnings per share of $0.10 from Thermax and Raydex. As a result of the discontinued operations classification, the company now expects fourth quarter 2012 revenue from continuing operations to be between $470 and $480 million and adjusted diluted earnings per share from continuing operations to be between $0.62 and $0.67. For the full year 2012 the company expects revenue from continuing operations to be between $1.834 and $1.844 billion and adjusted diluted earnings per share from continuing operations to be between $2.63 and $2.68. A reconciliation of adjusted measures to GAAP measures is attached.

This is consistent with the information presented at Belden’s Investor and Analyst Day on December 11th and will have no impact on the 2013 guidance provided.

About Belden

St. Louis-based Belden Inc. designs, manufactures, and sells connectivity solutions for markets including industrial, enterprise, and broadcast. It has approximately 7,400 employees, and has manufacturing capabilities in North America, South America, Europe, and Asia, and a market presence in nearly every region of the world. Belden was founded in 1902, and today is a leader with some of the strongest brands in the signal transmission industry. For more information, visit www.belden.com.

Contact:

        Belden Investor Relations

        314-854-8054

        Investor.Relations@Belden.com

BELDEN INC.

RECONCILIATION OF NON-GAAP MEASURES

EARNINGS GUIDANCE

	Three Months Ended December 31, 2012	Year Ended December 31, 2012
Non-GAAP income from continuing operations per diluted share	$0.62 - $0.67	$2.63 - $2.68
Asset impairment	*	($0.47)
Severance and other restructuring costs	*	($0.27)
Purchase accounting effects related to Miranda acquisition	($0.11)	($0.29)
Purchase accounting effects related to PPC acquisition	*	*
Amortization of intangible assets	($0.12)	($0.33)
Amortization of intangible assets related to PPC acquisition	*	*
Deferred gross profit adjustments	($0.02)	($0.03)
Loss on debt extinguishment	($0.03)	($0.83)
GAAP income from continuing operations per diluted share	*	*

* Our guidance for income from continuing operations per diluted share is based upon the extent of information currently available regarding events and conditions that will impact our future operating results. Our GAAP income from continuing operations per diluted share may be impacted by other additional events for which information is not available, such as asset impairments, purchase accounting effects related to future acquisitions, severance and other restructuring costs, gains (losses) recognized on the disposal of tangible assets, gains (losses) on debt extinguishment, and other gains (losses) related to events or conditions that are not yet known. Purchase accounting effects and amortization of intangible assets related to the December 10, 2012 PPC acquisition are not yet available.